EXHIBIT 99.1

Evolution Petroleum Reports Fiscal Year 2023 Second Quarter Results and Declares Quarterly Cash Dividend for the Fiscal 2023 Third Quarter

HOUSTON, TX / ACCESSWIRE / February 7, 2023 / Evolution Petroleum (NYSE American:EPM) ("Evolution" or the "Company") today announced financial and operating results for its fiscal 2023 second quarter (the “current quarter”) ended December 31, 2022. Evolution also declared a quarterly cash dividend of $0.12 per common share for the fiscal 2023 third quarter.

Key Highlights

●	Recorded current quarter revenue of $33.7 million and net income of $10.4 million or $0.31 per diluted share;
o	Fiscal year to date (“YTD fiscal 2023”) revenue and net income increased year-over-year (“YOY”) 78% and 75%, respectively;
●	Generated Adjusted EBITDA(1) of $16.4 million during the current quarter;
o	YTD fiscal 2023 Adjusted EBITDA grew 79% YOY to $33.5 million;
●	YTD fiscal 2023 daily production was 7,418 BOEPD, or 37% higher YOY;
●	Paid a quarterly dividend of $0.12 per common share for the current quarter – a 60% increase from the dividend paid during the second quarter of fiscal 2022;
●	Eliminated all debt during the current quarter through the full repayment of $12.3 million of outstanding borrowings;
●	$50 million availability under the senior secured credit facility;
●	All operations, development capital expenditures, dividends, and debt reduction funded out of operating cash flow.

(1)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization and is a non-GAAP financial measure; see "Non-GAAP Information" section later in this release for more information including reconciliations to the most comparable GAAP measures.

Kelly Loyd, President and Chief Executive Officer, commented, “We are pleased to report solid results for the second quarter of fiscal 2023. Our targeted portfolio of assets located in key prolific oil and natural gas producing regions in the onshore U.S. provide us with a strong platform for ongoing cash flow generation that is fully funding our operating and capital needs. As important, we paid off all outstanding borrowings under our credit facility incurred early in calendar 2022 to complete two major acquisitions and now have a debt-free balance sheet. Our increased liquidity enhances our ability to execute on our long-tenured return of shareholder capital program and continue to evaluate accretive acquisition opportunities.”

Mr. Loyd added, “The benefits of our focused efforts to diversify, both geographically and by commodity mix, were on full display during the second quarter of fiscal 2023, highlighted by the premium natural gas price realized at our Jonah Field of $11.00 per MCF that helped raise company-wide natural gas realizations to $7.34 per MCF versus average Henry Hub pricing of $5.55 per MCF, over the same time period."

Mr. Loyd concluded, “With the payment in December of our 37th consecutive quarterly cash dividend to our shareholders, the declaration of a $0.12 dividend for the next quarter and the completed repayment of borrowings on our credit facility, we continue to demonstrate our disciplined approach to maximizing total shareholder returns. In addition, we recently began making purchases through our share repurchase program to further implement our shareholder focus.”

Cash Dividend on Common Stock

On February 6, 2023, Evolution’s Board of Directors declared a cash dividend of $0.12 per share of common stock, which will be paid on March 31, 2023 to common stockholders of record on March 15, 2023. This will be the 38th consecutive quarterly cash dividend on the Company’s common stock, which has been paid since the quarter ended December 31, 2013. To date, Evolution has returned approximately $94.4 million, or $2.85 per share, back to stockholders in common stock dividends. Maintaining and ultimately growing the common stock dividend remains a key Company priority.

Financial and Operational Results for the Quarter Ended December 31, 2022

	Current Quarter	Current Quarter % Change From	Prior Quarter	Current Quarter % Change From	Year-Ago Quarter	Current YTD	Current YTD % Change From	Prior YTD
Average BOEPD	7,250	(5)%	7,598	46%	4,957	7,418	37%	5,402
Revenues ($M)	$33,676	(15)%	$39,797	51%	$22,339	$73,473	78%	$41,218
Net Income ($M)	$10,387	(3)%	$10,707	52%	$6,833	$21,094	75%	$12,051
Adjusted Net Income(1) ($M)	$9,646	(4)%	$10,075	41%	$6,833	$19,721	64%	12,051
Adjusted EBITDA(2) ($M)	$16,446	(3)%	$17,005	62%	$10,182	$33,451	79%	$18,697

(1)	Adjusted Net Income is a non-GAAP financial measure, see “Non-GAAP Information” section later in this release for more information including reconciliations to the most comparable GAAP measures.
(2)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization and is a non-GAAP financial measure; see “Non-GAAP Information” section later in this release for more information including reconciliations to the most comparable GAAP measures.

Total production for the second quarter of fiscal 2023 was 7,250 net BOEPD, including 1,804 barrels per day (“BOPD”) of oil; 25,728 thousand cubic feet per day (“MCFPD”), or 4,294 BOEPD, of natural gas; and 1,152 BOEPD of natural gas liquids (“NGLs”).

●	The 1% decrease in oil production from 1,826 BOPD in the prior quarter was primarily due to downtime associated with severe winter storms in the current quarter.

●	Natural gas production decreased 5% from 27,109 MCFPD, or 4,522 BOEPD, in the prior quarter primarily due to downtime associated with severe winter storms and slightly lower production in the Barnett Shale due to temporary issues at select compression stations and certain offset operator activities.
●	NGL production decreased 8% from 1,250 BOEPD in the prior quarter primarily due to downtime associated with severe winter storms and slightly lower production in the Barnett Shale due to temporary issues at select compression stations and certain offset operator activities. Also contributing to the decrease was the decision to maximize natural gas production thus reducing NGL recoveries from Jonah Field during the current quarter to capitalize on higher relative natural gas pricing.

Evolution reported $33.7 million of total revenue for the current quarter, a 15% decrease from the prior quarter. Oil revenue decreased 14% to $13.1 million from the prior quarter due to 1% lower sales volumes and a 13% decrease in realized commodity pricing. Natural gas revenue decreased 12% to $17.4 million from the prior quarter due to 5% lower sales volumes and an 8% decrease in realized commodity pricing. NGL revenue decreased 33% to $3.2 million due to 8% lower sales volumes and a 27% decrease in realized pricing. The average realized price per BOE decreased 11% to $50.49 per BOE compared to $56.93 per BOE in the prior quarter.

Lease operating costs decreased 21% to $15.0 million from $19.1 million in the prior quarter. Primarily contributing to the decrease were changes in estimates from prior periods and lower ad valorem and production taxes associated with lower revenues in the current quarter. Also contributing to the decrease were lower workover expense in the Williston Basin and lower CO2 costs at Delhi Field associated with the decrease in crude oil prices from the prior quarter.

Depletion, depreciation, and accretion ("DD&A") expense was $3.5 million compared to $3.6 million in the prior quarter. On a per BOE basis, the Company’s depletion rate of $4.76 was essentially flat with the $4.75 depletion rate in the prior quarter.

The Company's general and administrative ("G&A") expenses were $2.6 million for the current quarter compared to $2.5 million in the prior quarter. The increase was primarily associated with higher non-cash stock-based compensation in the current quarter due to sign-on awards and additional one-time director grants that was partially offset by lower professional services fees compared to the prior quarter.

Net income for the current quarter was $10.4 million, or $0.31 per diluted share, compared to $10.7 million, or $0.32 per diluted share, in the prior quarter. Adjusted Net Income (see “Non-GAAP Information” section later in this release for a reconciliation of the GAAP to non-GAAP metric), was $9.6 million, or $0.28 per diluted share, compared to $10.1 million, or $0.30 per diluted share, in the prior quarter.

Adjusted EBITDA was $16.4 million for the current quarter compared to $17.0 million in the prior quarter. On a per BOE basis, Adjusted EBITDA was $24.66 for the current quarter versus $24.33 for the prior quarter.

Operations Update

Net production of the Jonah Field properties was 175 thousand barrels of oil equivalent (“MBOE”) (950 million cubic feet (“MMCF”) of natural gas) in the current quarter versus 181 MBOE (958 MMCF of natural gas) in the prior quarter. The average natural gas price per MCF realized by Evolution at the Jonah Field was $11.00 in the current quarter compared to $8.21 in the prior quarter, a 34% sequential increase primarily due to higher realized prices as a result of strong winter demand on the West Coast.

Net production of the Williston Basin properties was 45 MBOE (34 MBBL of oil) for the current quarter compared to 45 MBOE (37 MBBL of oil) in the prior quarter. The average oil price per barrel realized by Evolution at the Williston Basin during the current quarter was $82.31 compared to $90.76 during the prior quarter.

Net production of the Barnett Shale properties was 304 MBOE for the current quarter compared to 329 MBOE in the prior quarter. The average natural gas price per MCF realized by Evolution at Barnett Shale during the current quarter was $4.88 compared to $7.81 during the prior quarter.

Hamilton Dome Field oil production was 38 MBOE in the current quarter versus 38 MBOE in the prior quarter. The average oil price per barrel realized by Evolution at Hamilton Dome Field during the current quarter was $66.49 compared to $78.37 during the prior quarter, a decrease of 15%.

Net production at Delhi Field in the current quarter was 104 MBOE compared to 105 MBOE in the prior quarter. The average oil price per barrel realized by Evolution at Delhi Field during the current quarter was $83.50 compared to $93.31 during the prior quarter. The average realized NGL price per barrel was $32.15 compared to $40.91 during the prior quarter.

Balance Sheet, Liquidity and Capital Spending

At December 31, 2022, cash and cash equivalents totaled $3.7 million and working capital was $2.9 million. During the second quarter of fiscal 2023, Evolution fully repaid the remaining $12.3 million of debt outstanding under its revolving credit facility, which has a borrowing base of $50.0 million. As a result, total liquidity at December 31, 2022 was $53.7 million, including cash and cash equivalents. This represents an increase in liquidity of 45% since June 30, 2022.

During the second quarter of fiscal 2023, the Company fully funded operations, development capital expenditures, cash dividends, and debt repayment through cash generated from operations and working capital.

For the three months ended December 31, 2022, Evolution paid $4.1 million in common stock dividends and incurred $1.1 million in development capital expenditures. For fiscal 2023, the Company continues to expect development capital expenditures collectively across its existing portfolio of properties to range between $6.5 million to $9.5 million. These expenditures include anticipated capital costs at Delhi field for a NGL plant heat exchanger project, projected to improve operational efficiency throughout the year, which is currently underway. Evolution’s expected capital expenditures for fiscal year 2023 also include participating in the drilling of two sidetrack locations targeting the Birdbear formation and recompleting up to four vertical wells in the Williston Basin, but do not include any capital expenditures for drilling in the Pronghorn and Three Forks locations in the Williston Basin at this time. We continue to evaluate those potential drilling locations with the operator.

Evolution believes its near-term capital spending requirements will be met from cash flows from operations and current working capital, as well as from borrowings under its revolving credit facility as needed.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Wednesday, February 8, 2023 at 2:00 p.m. Eastern (1:00 p.m. Central) to discuss its second quarter fiscal 2023 results and outlook. To access the call, please dial 1-877-270-2148 (Toll-free) or 1-412-902-6510 (International). Participants should ask to be joined into the Evolution Petroleum Corporation call. To listen live via webcast, click the link https://event.choruscall.com/mediaframe/webcast.html?webcastid=5m8kN1QH or go to the Company's website at www.evolutionpetroleum.com. A webcast replay will be available on Evolution's website under "Investors" on the "Presentations & Events" page following the call or via the webcast link listed above. The replay will be available through February 8, 2024.

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total returns to its shareholders through the ownership of and investment in onshore oil and natural gas properties in the United States. The Company's long-term goal is to maximize total shareholder return from a diversified portfolio of long-life oil and natural gas properties built through acquisition and through selective development opportunities, production enhancement, and other exploitation efforts on its oil and natural gas properties. Properties include non-operated interests in the following areas: the Jonah Field in Sublette County, Wyoming, a natural gas and natural gas liquids producing field; the Williston Basin in North Dakota, a producing oil and natural gas property; the Barnett Shale located in North Texas, a natural gas and natural gas liquids producing property; the Hamilton Dome Field located in Hot Springs County, Wyoming, a secondary oil recovery field utilizing water injection wells to pressurize the reservoir; the Delhi Holt-Bryant Unit in the Delhi Field in Northeast Louisiana, a CO2 enhanced oil recovery project; as well as small overriding royalty interests in four onshore Texas wells. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at http://www.evolutionpetroleum.com.

Cautionary Statement

All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although the Company’s expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations and can give no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Company Contacts

Kelly Loyd, President and Chief Executive Officer

Ryan Stash, Senior Vice President & Chief Financial Officer

(713) 935-0122

KLoyd@evolutionpetroleum.com

RStash@evolutionpetroleum.com

Evolution Petroleum Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021
Revenues
Crude oil	$13,100	$10,582	$15,163	$28,263	$19,441
Natural gas	17,370	9,170	19,848	37,218	14,628
Natural gas liquids	3,206	2,587	4,786	7,992	7,149
Total revenues	33,676	22,339	39,797	73,473	41,218
Operating costs
Lease operating costs	15,041	10,671	19,116	34,157	19,296
Depletion, depreciation, and accretion	3,458	1,224	3,598	7,056	2,752
General and administrative expenses	2,581	1,823	2,472	5,053	3,763
Total operating costs	21,080	13,718	25,186	46,266	25,811
Income (loss) from operations	12,596	8,621	14,611	27,207	15,407
Other income and expenses
Net gain (loss) on derivative contracts	846	—	(603)	243	—
Interest and other income	7	7	6	13	10
Interest expense	(129)	(51)	(243)	(372)	(102)
Income (loss) before income taxes	13,320	8,577	13,771	27,091	15,315
Income tax (expense) benefit	(2,933)	(1,744)	(3,064)	(5,997)	(3,264)
Net income (loss)	$10,387	$6,833	$10,707	$21,094	$12,051
Net income (loss) per common share:
Basic	$0.31	$0.20	$0.32	$0.63	$0.36
Diluted	$0.31	$0.20	$0.32	$0.62	$0.36
Weighted average number of common shares outstanding:
Basic	33,174	32,929	33,134	33,154	32,896
Diluted	33,394	33,262	33,319	33,356	33,193

Evolution Petroleum Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share and per share amounts)

	December 31, 2022	June 30, 2022
Assets
Current assets
Cash and cash equivalents	$3,710	$8,280
Receivables from crude oil, natural gas, and natural gas liquids revenues	18,213	24,043
Derivative contract assets	244	170
Prepaid expenses and other current assets	1,908	3,875
Total current assets	24,075	36,368
Property and equipment, net of depletion, depreciation, and impairment
Oil and natural gas properties, net—full-cost method of accounting, of
which none were excluded from amortization	106,227	110,508
Other assets, net	1,358	1,171
Total assets	$131,660	$148,047
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$10,091	$15,133
Accrued liabilities and other	9,883	11,893
Derivative contract liabilities	49	2,164
State and federal taxes payable	1,151	1,095
Total current liabilities	21,174	30,285
Long term liabilities
Senior secured credit facility	—	21,250
Deferred income taxes	6,744	7,099
Asset retirement obligations	14,455	13,899
Operating lease liability	149	—
Total liabilities	42,522	72,533
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 33,808,233 and 33,470,710 shares as of December 31, 2022
and June 30, 2022, respectively	34	33
Additional paid-in capital	43,243	42,629
Retained earnings	45,861	32,852
Total stockholders' equity	89,138	75,514
Total liabilities and stockholders' equity	$131,660	$148,047

Evolution Petroleum Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021
Cash flows from operating activities:
Net income (loss)	$10,387	$6,833	$10,707	$21,094	$12,051
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and accretion	3,458	1,224	3,598	7,056	2,752
Stock-based compensation	494	330	208	702	528
Settlement of asset retirement obligations	(64)	—	(7)	(71)	—
Deferred income taxes	(319)	65	(36)	(355)	(54)
Unrealized (gain) loss on derivative contracts	(1,070)	—	(1,119)	(2,189)	—
Accrued settlements on derivative contracts	(699)	—	(220)	(919)	—
Other	4	(3)	(8)	(4)	(7)
Changes in operating assets and liabilities:
Receivables from crude oil, natural gas, and natural gas liquids revenues	1,309	3,364	6,804	8,113	(4,253)
Prepaid expenses and other current assets	(349)	76	33	(316)	185
Accounts payable and accrued liabilities	(225)	(2,518)	(5,173)	(5,398)	2,122
State and federal income taxes payable	(2,522)	(1,070)	2,578	56	569
Net cash provided by operating activities	10,404	8,301	17,365	27,769	13,893
Cash flows from investing activities:
Acquisition of oil and natural gas properties	—	—	(31)	(31)	—
Capital expenditures for oil and natural gas properties	(1,038)	(136)	(1,848)	(2,886)	(526)
Net cash used in investing activities	(1,038)	(136)	(1,879)	(2,917)	(526)
Cash flows from financing activities:
Common stock dividends paid	(4,059)	(2,523)	(4,026)	(8,085)	(5,045)
Common stock repurchases, including stock surrendered for tax withholding	(61)	—	(26)	(87)	(2)
Repayments of senior secured credit facility	(12,250)	—	(9,000)	(21,250)	—
Net cash used in financing activities	(16,370)	(2,523)	(13,052)	(29,422)	(5,047)
Net increase (decrease) in cash and cash equivalents	(7,004)	5,642	2,434	(4,570)	8,320
Cash and cash equivalents, beginning of period	10,714	7,955	8,280	8,280	5,277
Cash and cash equivalents, end of period	$3,710	$13,597	$10,714	$3,710	$13,597

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted EBITDA (Unaudited)

(In thousands)

Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure, or historical costs basis. We use these measures to assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items should not be considered alternatives to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items in the same manner.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and accretion (DD&A), stock-based compensation, ceiling test impairment and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-recurring or non-cash expense (income) items.

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021
Net income (loss)	$10,387	$6,833	$10,707	$21,094	$12,051
Adjusted by:
Interest expense	129	51	243	372	102
Income tax expense (benefit)	2,933	1,744	3,064	5,997	3,264
Depletion, depreciation, and accretion	3,458	1,224	3,598	7,056	2,752
Stock-based compensation	494	330	208	702	528
Unrealized loss (gain) on derivative contracts	(1,070)	—	(1,119)	(2,189)	—
Severance	—	—	74	74	—
Transaction costs	115	—	230	345	—
Adjusted EBITDA	$16,446	$10,182	$17,005	$33,451	$18,697

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted Net Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021
As Reported:
Net income (loss), as reported	$10,387	$6,833	$10,707	$21,094	$12,051

Impact of Selected Items:
Unrealized loss (gain) on commodity contracts	(1,070)	—	(1,119)	(2,189)	—
Severance	—	—	74	74	—
Transaction costs	115	—	230	345	—
Selected items, before income taxes	$(955)	$—	$(815)	$(1,770)	$—
Income tax effect of selected items(1)	(214)	—	(183)	(397)	—
Selected items, net of tax	$(741)	$—	$(632)	$(1,373)	$—

As Adjusted:
Net income (loss), excluding selected items (2)	$9,646	$6,833	$10,075	$19,721	$12,051

Undistributed earnings allocated to unvested restricted stock	(151)	(143)	(104)	(256)	(245)
Net income (loss), excluding selected items for earnings per share calculation	$9,495	$6,690	$9,971	$19,465	$11,806

Net income (loss) per common share — Basic, as reported	$0.31	$0.20	$0.32	$0.63	$0.36
Impact of selected items	(0.02)	—	(0.02)	(0.04)	—
Net income (loss) per common share — Basic, excluding selected items (2)	$0.29	$0.20	$0.30	$0.59	$0.36

Net income (loss) per common share — Diluted, as reported	$0.31	$0.20	$0.32	$0.62	$0.36
Impact of selected items	(0.03)	—	(0.02)	(0.04)	—
Net income (loss) per common share — Diluted, excluding selected items (2)(3)	$0.28	$0.20	$0.30	$0.58	$0.36

(1)	For the three and six months ended December 31, 2022, represents the tax impact using an estimated tax rate of 22.4%. For the three months ended September 30, 2022, represents the tax impact using an estimated tax rate of 22.5%.
(2)	Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures presented as supplemental financial measures to enable a user of the financial information to understand the impact of these items on reported results. These financial measures should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted Net Income (Loss) and earnings per share may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted Net Income (Loss) and earnings per share in the same manner.
(3)	The impact of selected items for the three and six months ended December 31, 2022 was calculated based upon weighted average diluted shares of 33.4 million due to the net income (loss), excluding selected items. The impact of selected items for the three months ended September 30, 2022 was calculated based upon weighted average diluted shares of 33.3 million due to the net income (loss), excluding selected items. The impact of selected items for the three and six months ended December 31, 2021 were calculated based upon weighted average diluted shares of 33.3 million and 33.2 million, respectively, due to the net income (loss), excluding selected items.

Evolution Petroleum Corporation

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

(In thousands, except per unit and per BOE amounts)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021
Revenues:
Crude oil	$13,100	$10,582	$15,163	$28,263	$19,441
Natural gas	17,370	9,170	19,848	37,218	14,628
Natural gas liquids	3,206	2,587	4,786	7,992	7,149
Total revenues	$33,676	$22,339	$39,797	$73,473	$41,218

Lease operating costs:
CO2 costs	$2,007	$1,897	$2,199	$4,206	$2,814
Ad valorem and production taxes	2,096	1,292	3,263	5,359	2,519
Other lease operating costs	10,938	7,482	13,654	24,592	13,963
Total lease operating costs	$15,041	$10,671	$19,116	$34,157	$19,296

Depletion of full cost proved oil and gas properties	$3,178	$1,118	$3,322	$6,500	$2,544

Production:
Crude oil (MBBL)	166	150	168	334	284
Natural gas (MMCF)	2,367	1,823	2,494	4,861	3,299
Natural gas liquids (MBBL)	106	2	115	221	160
Equivalent (MBOE)(1)	667	456	699	1,365	994
Average daily production (BOEPD)(1)	7,250	4,957	7,598	7,418	5,402

Average price per unit(2):
Crude oil (BBL)	$78.92	$70.55	$90.26	$84.62	$68.45
Natural gas (MCF)	7.34	5.03	7.96	7.66	4.43
NGL (BBL)	30.25	1,293.50	41.62	36.16	44.68
Equivalent (BOE)(1)	$50.49	$48.99	$56.93	$53.83	$41.47

Average cost per unit:
CO2 costs	$3.01	$4.16	$3.15	$3.08	$2.83
Ad valorem and production taxes	3.14	2.83	4.67	3.93	2.53
Other lease operating costs	16.40	16.41	19.53	18.02	14.05
Total lease operating costs	$22.55	$23.40	$27.35	$25.03	$19.41

Depletion of full cost proved oil and gas properties	$4.76	$2.45	$4.75	$4.76	$2.56

CO2 costs per MCF	$1.01	$0.92	$1.11	$1.06	$0.89
CO2 volumes (MMCF per day, gross)	90.7	94.3	90.0	90.4	71.7

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.
(2)	Amounts exclude the impact of cash paid or received on the settlement of derivative contracts since we did not elect to apply hedge accounting.

Evolution Petroleum Corporation

Summary of Production Volumes, Average Sales Price and Average Production Costs (Unaudited)

	Three Months Ended
	December 31,				September 30,
	2022		2021		2022
	Volume	Price	Volume	Price	Volume	Price
Production:
Crude oil (MBBL)
Jonah Field	9	$85.21	—	$—	9	$94.00
Williston Basin	34	82.31	—	—	37	90.76
Barnett Shale	2	78.11	2	62.00	1	141.00
Hamilton Dome Field	38	66.49	39	62.95	38	78.37
Delhi Field	82	83.50	92	75.05	82	93.31
Other	1	84.31	17	57.74	1	107.49
Total	166	$78.92	150	$70.55	168	$90.26
Natural gas (MMCF)
Jonah Field	950	$11.00	—	$—	958	$8.21
Williston Basin	26	5.15	—	—	18	7.33
Barnett Shale	1,390	4.88	1,813	5.05	1,518	7.81
Other	1	5.95	10	1.20	—	—
Total	2,367	$7.34	1,823	$5.03	2,494	$7.96
Natural gas liquids (MBBL)
Jonah Field	7	$34.31	—	$—	12	$42.00
Williston Basin	7	28.54	—	—	5	42.60
Barnett Shale	70	29.40	(18)	(100.22)	75	41.71
Delhi Field	22	32.15	17	43.29	23	40.91
Other	—	—	3	16.00	—	—
Total	106	$30.25	2	$1,293.50	115	$41.62

Equivalent (MBOE) (1)
Jonah Field	175	$65.75	—	$—	181	$50.89
Williston Basin	45	69.36	—	—	45	82.29
Barnett Shale	304	29.62	286	38.74	329	45.96
Hamilton Dome Field	38	66.49	39	62.95	38	78.37
Delhi Field	104	72.38	109	70.10	105	83.04
Other	1	—	22	48.89	1	65.00
Total	667	$50.49	456	$48.99	699	$56.93

Average daily production (BOEPD) (1)
Jonah Field	1,902		—		1,967
Williston Basin	489		—		489
Barnett Shale	3,304		3,109		3,576
Hamilton Dome Field	413		424		413
Delhi Field	1,131		1,185		1,153
Other	11		239		—
Total	7,250		4,957		7,598

Production costs (in thousands, except per BOE)
Lease operating costs	Amount	per BOE	Amount	per BOE	Amount	per BOE
Jonah Field	$3,042	$17.41	$—	$—	$2,864	$15.82
Williston Basin	1,306	29.11	—	—	1,490	33.11
Barnett Shale	5,196	17.13	5,368	18.77	8,853	26.91
Hamilton Dome Field	1,344	35.82	1,478	37.90	1,463	38.50
Delhi Field	4,153	39.79	3,825	35.08	4,446	42.34
Total	$15,041	$22.55	$10,671	$23.40	$19,116	$27.35

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.

Evolution Petroleum Corporation

Financial Commodity Derivative Positions

As of December 31, 2022

				Weighted Average	Weighted Average
			Volumes in	Floor Price per	Ceiling Price per
Period	Instrument	Commodity	MMBTU/BBL	MMBTU/BBL	MMBTU/BBL
January 2023 - February 2023	Collar	Natural Gas	214,931	$3.75	$7.30
January 2023 - March 2023	Collar	Natural Gas	220,875	5.25	7.50
January 2023 - February 2023	Collar	Crude Oil	29,995	70.00	87.50